SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 20, 2007
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.
     On November 20, 2007, Leap Wireless International, Inc. (“Leap”) and its wholly owned subsidiary Cricket Communications, Inc. (“Cricket”) entered into Amendment No. 2 to the Amended and Restated Credit Agreement (the “Second Amendment”) with the lenders named therein and Bank of America, N.A., as administrative agent (the “Administrative Agent”).
     Under the Second Amendment, the lenders waived defaults and potential defaults under that certain Amended and Restated Credit Agreement dated as of June 16, 2006, as amended (the “Credit Agreement”), arising from Leap’s potential breach of representations regarding the presentation of its prior financial statements, which Leap has announced that it will restate, and the associated delay in filing its Form 10-Q for the quarter ended September 30, 2007. In addition, the Second Amendment amended the interest rates payable under the Credit Agreement. The term loan now bears interest at the London Interbank Offered Rate (“LIBOR”) plus 3.00% or the bank base rate plus 2.00%, as selected by Cricket, which represents an increase of 75 basis points to the rates applicable to term loan borrowings previously in effect. The applicable interest rates for the revolving credit facility have also increased by 75 basis points. The Second Amendment also amended the definition of a “change of control” to provide that the entry into an agreement leading to a change of control will no longer constitute an event of default, unless and until the change of control occurs.
     The Second Amendment requires Leap to furnish its unaudited consolidated financial statements for the quarter ended September 30, 2007 to the Administrative Agent on or before December 14, 2007. Leap is also required to furnish its amended Form 10-K for the year ended December 31, 2006 and revised unaudited consolidated financial statements for the quarters ended March 31 and June 30, 2007 to the Administrative Agent on or before December 31, 2007, provided that these revised financial statements do not result in a cumulative net reduction in operating income for the period from January 1, 2005 through June 30, 2007 in excess of $35 million. If Leap fails to timely furnish such financial statements and documents to the Administrative Agent, this event would result in an immediate default under the Credit Agreement which, unless waived by the required lenders, would permit the Administrative Agent to exercise its available remedies, including declaring all outstanding debt under the Credit Agreement to be immediately due and payable. An acceleration of the outstanding debt under the Credit Agreement would also trigger a default under Cricket’s Indenture governing its $1.1 billion of 9.375% senior notes due 2014.
     Leap is finalizing its financial and operational results for the quarter ended September 30, 2007 and working with its independent registered public accounting firm to review the results and to review and audit the restated financial information. Leap currently expects to finalize its third quarter 2007 financial statements and file its Form 10-Q on or before December 14, 2007. In addition, Leap currently expects to finalize the restatement of its prior financial statements and to file the necessary amendments to its 2006 Form 10-K and to its Form 10-Q’s for the first two quarters of 2007 on or before December 31, 2007.
     In connection with the execution of the Second Amendment, Leap paid a fee equal to 25 basis points on the aggregate principal amount of the commitments and loans of each lender that executed the Second Amendment on or before 5:00 p.m. on November 19, 2007.
     Leap issued a press release on November 21, 2007 announcing its receipt of the waivers, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, the description set forth in this Item 2.03 is qualified in its entirety by reference to the complete text of the Second Amendment and the Consent of the Guarantors, copies of which are filed with this Form 8-K as Exhibits 10.1 and 10.2, respectively. The terms of the Credit Agreement are described in Leap’s reports on Form 8-K filed with the Securities and Exchange Commission on June 19, 2006 and March 21, 2007, which descriptions are also incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

10.1	Amendment No. 2 to Amended and Restated Credit Agreement, dated November 20, 2007, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent.

10.2	Consent dated November 20, 2007 by Leap Wireless International, Inc. and the subsidiary guarantors party thereto.

99.1	Press release dated November 21, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: November 21, 2007
	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 2 to Amended and Restated Credit Agreement, dated November 20, 2007, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent.

10.2	Consent dated November 20, 2007 by Leap Wireless International, Inc. and the subsidiary guarantors party thereto.

99.1	Press release dated November 21, 2007.